Filed pursuant to Rule 424(b)(3)
File Number 333-150500

COOPER-STANDARD AUTOMOTIVE INC.

Supplement No. 11 to market-making prospectus dated April 9, 2009, as supplemented on May 21, 2009 (Supplement No. 1 and No. 2), May 22, 2009 (Supplement No. 3), June 16, 2009 (Supplement No. 4), June 17, 2009 (Supplement No. 5), August 3, 2009 (Supplement No. 6), August 7, 2009 (Supplement No. 7) and December 30, 2009 (Supplement No. 8, 9, 10)

The date of this supplement is January 6, 2010.

On January 6, 2010, Cooper-Standard Holdings Inc. filed the attached Current Report on Form 8-K

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported) – January 6, 2010 (December 30, 2009)

COOPER-STANDARD HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	333-123708	20-1945088
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

39550 Orchard Hill Place Drive, Novi, Michigan	48375
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code (248) 596-5900

Check the appropriate box below in the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 1.01. Entry into a Material Definitive Agreement.

As previously disclosed, on December 18, 2009, Cooper-Standard Holdings Inc., a Delaware corporation (the “Company”), and certain of its subsidiaries entered into a Debtor-In-Possession Credit Agreement (the “Replacement DIP Credit Agreement”) among the Company, Cooper-Standard Automotive Inc., an Ohio corporation (the “U.S. Borrower”), Cooper-Standard Automotive Canada Limited, a corporation organized under the laws of Ontario (the “Canadian Borrower”), and METZELER Automotive Profile Systems GmbH, a German limited liability company (the “German Borrower” and, together with the U.S. Borrower and the Canadian Borrower, the “DIP Borrowers”), various lenders party thereto, Deutsche Bank Trust Company Americas, as the administrative agent, collateral agent and documentation agent, and Deutsche Bank Securities Inc., as syndication agent, sole lead arranger and book runner.

As previously disclosed, the lenders under the Replacement DIP Credit Agreement committed to provide superpriority senior secured term loans to the DIP Borrowers in an aggregate principal amount of $175 million (the “Replacement DIP Facility”), subject to various conditions including the entry by the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) of a final order (the “Final Order”) approving the Replacement DIP Credit Agreement (together with all related loan documentation) and the borrowings thereunder. The Company’s entry into the Replacement DIP Credit Agreement and the terms thereof were previously disclosed in, and are described under Item 1.01 of, the Company’s Current Report on Form 8-K filed on December 24, 2009, and such description is incorporated by reference herein.

On December 29, 2009, the Bankruptcy Court entered the Final Order approving the Replacement DIP Credit Agreement (and related loan documentation) and the borrowings thereunder. Funding under the Replacement DIP Credit Agreement occurred on December 30, 2009, whereby (i) $75 million was borrowed by the U.S. Borrower, (ii) $50 million was borrowed by the Canadian Borrower and (iii) $50 million was borrowed by the German Borrower and, concurrently with such funding, liens on assets of the DIP Borrowers and certain of their subsidiaries were granted and guarantees of the obligations under the Replacement DIP Credit Agreement were made, in each case on terms and in a manner and pursuant to documentation substantially identical to those previously existing under the Company’s existing Debtor-In-Possession Credit Agreement, dated as of August 5, 2009 (as amended, the “Existing DIP Credit Agreement”), among the Company, the DIP Borrowers, and the various agents and lenders party thereto.

Item 1.02. Termination of a Material Definitive Agreement.

On December 30, 2009, all of the proceeds of the borrowings under the Replacement DIP Facility, together with cash on hand of the DIP Borrowers, were used to repay all borrowings and amounts outstanding under the Existing DIP Credit Agreement, and to pay related fees and expenses. As a result of the repayment of the Existing DIP Credit Agreement (i) all indebtedness thereunder was discharged, (ii) all commitments of the lenders thereunder were terminated, (iii) all liens granted to the lenders thereunder were released and discharged and (iv) all obligations of the credit parties thereunder were released and discharged (other than those that by the terms of the Existing DIP Credit Agreement survive termination). The Company’s entry into the Existing DIP Credit Agreement and the terms thereof were previously disclosed in, and are described under Item 1.01 of, the Company’s Current Report on Form 8-K filed on August 5, 2009, and such description is incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 above regarding the Replacement DIP Credit Agreement and the borrowings thereunder by the DIP Borrowers is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COOPER-STANDARD HOLDINGS INC.

/S/ TIMOTHY W. HEFFERON
Timothy W. Hefferon

Dated: January 6, 2010